                                                                                                                     Exhibit 99.1

                                                ABC, INC. SAVINGS & INVESTMENT PLAN

                                                   REPORT ON FINANCIAL STATEMENTS

                                                     DECEMBER 31, 2002 AND 2001

                                                ABC, INC. SAVINGS & INVESTMENT PLAN

                                                   INDEX TO FINANCIAL STATEMENTS

                                                     DECEMBER 31, 2002 AND 2001

                                                                                      Page
                                                                                     ------
Report of Independent Auditors                                                         F-2

Financial Statements:

                Statements of Net Assets Available for Benefits
                  as of December 31, 2002 and 2001                                     F-3

                Statement of Changes in Net Assets Available for Benefits
                  For the year ended December 31, 2002                                 F-4

                Notes to Financial Statements                                          F-5

Additional Information (included pursuant to Department of
  Labor Rules and Regulations):

                Schedule I - Financial Transaction Schedule
                             For the Year Ended December 31, 2002                      F-12

Other schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                                                                 F-1

                                                   REPORT OF INDEPENDENT AUDITORS

To the Participants and Plan Administrator of
the ABC, Inc. Savings & Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the ABC, Inc. Savings &
Investment Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended
December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Financial Transactions is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 27, 2003

                                                                 F-2

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                           (In thousands)

                                                                             December 31,
                                                                        ----------------------
                                                                            2002       2001
                                                                        ----------  ----------
                Assets
                  Investments in Master Trust:
                    At fair value
                      The Walt Disney Company Common Stock Fund*        $  232,666  $  306,325
                      Shares of registered investment companies:
                        Fidelity Retirement Money Market Portfolio Fund*   179,581     182,245
                        Fidelity Asset Manager Fund*                        60,575      69,583
                        Fidelity Growth & Income Portfolio Fund*           115,848     153,624
                        Fidelity Magellan Fund*                            108,964     155,520
                        PIMCO Total Return Fund                             28,994       9,883
                        Putnam New Opportunities Fund                        5,045       7,108
                        Sequoia Fund*                                      120,269     129,983
                        MAS Small Cap Value Portfolio-Adviser Class          5,166       3,914
                        Fidelity Diversified International Fund              5,701       3,853
                        Fidelity US Equity Index Pool                        5,037       3,220
                        Ariel Appreciation Fund                              3,056           -
                      Participant loans                                     10,353      11,806
                                                                        ----------  ----------
                      Total investments                                    881,255   1,037,064
                                                                        ----------  ----------
                  Receivables:
                    Participant contributions                                  727         977
                    Employer contributions                                     825         343
                    Interest income                                             26          11
                                                                        ----------  ----------
                      Total receivables                                      1,578       1,331
                                                                        ----------  ----------
                  Net assets available for benefits                     $  882,833  $1,038,395
                                                                        ==========  ==========

*  Investment balance represents 5% or more of the Plan's net assets available for benefits.

                             The accompanying notes are an integral part of these financial statements.

                                                                 F-3

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                           (In thousands)

                                                                         For the Year Ended
                                                                             December 31,
                                                                                2002
                                                                         -------------------
                Additions to net assets attributed to:

                  Investment income (loss):
                    Dividends                                               $    8,963
                    Interest                                                     1,032
                    Net depreciation in fair value
                      of investments                                          (142,613)
                                                                            -----------
                                                                              (132,618)
                                                                            -----------
                  Contributions:
                    Participant                                                 39,746
                    Employer                                                    10,187
                                                                            -----------
                                                                                49,933
                                                                            -----------
                  Total additions (net deduction)                              (82,685)
                                                                            -----------
                Deductions from net assets attributed to:

                  Benefits paid to participants                                 72,812
                  Administrative expenses (Note 5)                                  65
                                                                            -----------
                  Total deductions                                              72,877
                                                                            -----------
                Net decrease                                                  (155,562)

                Net assets available for benefits:
                  Beginning of year                                          1,038,395
                                                                            -----------
                  End of year                                               $  882,833
                                                                            ===========

                             The accompanying notes are an integral part of these financial statements.

                                                                 F-4

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS

                                                   (Tabular dollars in thousands)

1.  Description of the Plan

General
The ABC, Inc. Savings & Investment Plan (the "Plan") is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section
401(k) of the Internal Revenue Code of 1986, as amended (the "Code").  In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. For further information regarding the Plan, refer to the Summary Plan Description.

Administration of the Plan
On February 9, 1996, The Walt Disney Company acquired ABC, Inc. (the "Company") (previously called "Capital Cities/ABC,
Inc.").  The Company has appointed the Employee Benefits Committee (the "Committee" or "Plan Administrator") to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan.

The Company has appointed the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit
Plans and Key Employee Deferred Compensation and Retirement Plans as the investment committee under the Plan.  The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company
("Fidelity" or the "Trustee").  Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses.  Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries participating in the Plan.  Eligible employees must have completed one year of employment.

The Plan accepts direct cash rollovers from other qualified plans or conduit IRA's regardless of whether the employee has met the one-year eligibility requirement.

                                                                 F-5

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Contributions
Participants are permitted to contribute in whole percentages, up to 20 percent of their base compensation (plus commissions and sales bonuses) on a pre-tax basis through payroll deductions.  A participant's total pre-tax contributions and the
Company's matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

Effective January 1, 2002, the Plan ceased to accept voluntary post-tax contributions.  Post-tax contributions made prior to January
1, 2002 may remain in the Plan and continue to share in the Plan's investment results on a tax-deferred basis.  The principal amount of such post-tax contributions are recovered tax-free when withdrawn or distributed.

The Company currently contributes a matching amount equal to 50 percent of the first 4 percent of compensation a participant contributes to the Plan.  The Company may change the level of matching contributions or cease making matching contributions.

The Company makes matching contributions either in cash, which is invested exclusively in The Walt Disney Company common stock, or directly in shares of The Walt Disney Company common stock.  Effective March 8, 2002, participants of the Plan may transfer all or any portion of their accumulated Company matching contributions into any of the available Plan investment funds, or any combination of funds, at any time.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting
Participants are fully vested immediately in all contributions including the Company's matching contributions made to the Plan and all earnings thereon.

Investments
Participants may direct the investment of their contributions in any one or more of the investment funds established for the
Plan.  Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds.  Such elections must be made in 1 percent increments.

Benefits, Distributions and Withdrawals
A participant's entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participant account balances under $5,000 are automatically distributed within 60 days following the participant's severance date or as

                                                                 F-6

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Benefits, Distributions and Withdrawals (continued)
soon as possible, thereafter. The participant has 60 days following the participant's receipt of a distribution to elect whether or not to rollover the distribution into an IRA or another qualified plan.  If no election is made, the account balance will be distributed to the participant less 20 percent for federal withholding tax.  Participants with account balances of $5,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in service withdrawals of pre-tax contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.  A participant may withdraw his or her post-tax contributions at any time.  The minimum amount of post-tax contribution withdrawal is $250.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set.
Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years.  However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant.  The interest rate on loans is currently the Bank of America prime rate plus 1 percent.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time.  Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason.  If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's vested account balance at the time of liquidation.

2.  Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

                                                                 F-7

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

2.  Summary of Significant Accounting Policies (continued)

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of
America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities.  Investment securities are exposed to various risks, such as interest rate, market and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants'
account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Contribution Policy
Participant contributions are recorded in the period during which the Company makes payroll deductions from the participants' pay.  Company contributions are recorded in the same period.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year.  Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets.  Participant loans are valued at cost which approximates fair value.  Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets
Available for Benefits consists of realized gains (losses) and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

                                                                 F-8

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

3.  Investments

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

         The Walt Disney Company Common Stock Fund              $ (60,806)
         Shares of registered investment companies                (81,807)
                                                                ----------
                                                                $(142,613)
                                                                ==========

4.  Income Taxes

The Company received an Internal Revenue Service determination letter dated March 28, 1996, stating that the Plan, as currently amended, qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section
501(a) of the Code.  The Plan has subsequently been amended and the Company has filed for an updated determination letter.
The Company believes that the Plan still qualifies under Section 401(a) of the Code.  Since the Plan is qualified under
Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes.  The Plan Administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.  Accordingly, no provision for income taxes is made in the accompanying financial statements.

5.  Related Party Transactions

Certain Plan investments are shares of mutual funds managed by Fidelity.  Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists.  Fees paid by the Plan to the Trustee amounted to $65,473 for the year ended December 31, 2002.

6.  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                                           December 31,
                                                                     -----------------------
                                                                        2002        2001
                                                                     -----------  ----------
                Net assets available for benefits per the
                  financial statements                               $  882,833  $1,038,395
                Amounts allocated to withdrawing
                  participants                                             (344)     (1,753)
                                                                     ----------- -----------
                Net assets available for benefits per
                  Form 5500                                          $  882,489  $1,036,642
                                                                     =========== ===========

                                                                 F-9

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

6.  Reconciliation of Financial Statements to Form 5500 (continued)

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                  For the Year Ended
                                                                   December 31,2002
                                                                ----------------------
Benefits paid to participants per the
  financial statements                                                 $72,812
Add: Amounts allocated to withdrawing participants
  at December 31, 2002                                                     344
Less:  Amounts allocated to withdrawing participants
  at December 31, 2001                                                  (1,753)
                                                                       --------
Benefits paid to participants per Form 5500                            $71,403
                                                                       ========

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2002 but not yet paid as of that date.

7.  Investment in Disney 401(k) Master Trust

The Plan's investments are held in the Disney 401(k) Master Trust (the "Master Trust"), which also includes the assets of the Disney Salaried Savings & Investment Plan, the Go.com Savings and Investment Plan, and the Disney Hourly Savings and
Investment Plan, all of which are defined contribution plans sponsored by the Company or one of its affiliated companies.
Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan.  The Plan's interest in the net assets of the Master Trust was approximately 57% and 58% at December 31, 2002 and 2001, respectively.  Investment income of the Master Trust for the year ended December 31, 2002 was allocated based upon each Plan's interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

                                                                                      December 31,
                                                                       --------------------------------------------
                                                                               2002                    2001
                                                                       ---------------------    -------------------
Investments, at fair value:

  The Walt Disney Company Common Stock Fund                                      $   463,399            $   589,816
  Shares of registered investment companies                                        1,060,348              1,161,585
  Participant loans                                                                   24,957                 26,667
                                                                                 -----------            -----------
Total                                                                            $ 1,548,704            $ 1,778,068
                                                                                 ===========            ===========

                                                                F-10

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

7.  Investment in Disney 401(k) Master Trust (continued)

The investment income (loss) of the Master Trust is as follows:

                                                                         For the Year Ended
                                                                          December 31, 2002
                                                                        --------------------
Investment income (loss):
  Interest and dividends                                                       $  16,736
  Net depreciation                                                              (275,303)
                                                                                ---------
Total                                                                          $(258,567)
                                                                               ==========

The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the
Master Trust is as follows:

                                                                         For the Year Ended
                                                                          December 31, 2002
                                                                        --------------------
Net (depreciation)/appreciation:
  The Walt Disney Company Common Stock Fund                                    $(119,562)
  Shares of registered investment companies                                     (155,741)
                                                                               ----------
 Total                                                                         $(275,303)
                                                                               ==========

                                                                F-11

                                                 ABC, INC. SAVINGS & INVESTMENT PLAN

                                                             SCHEDULE I

                                                   FINANCIAL TRANSACTION SCHEDULE

                                                FOR THE YEAR ENDED DECEMBER 31, 2002

     Identity of               Relationship              Description of                                  Current Value
    Party Involved                to Plan                  Transaction             Cost of Asset*          of Asset**
--------------------------  --------------------  -----------------------------  -------------------  --------------------
     The Walt Disney                Plan                Use of Plan assets            $848,453              $938,415
         Company              Sponsor/Employer         by the Employer due
                                                      to delayed remittance
                                                      to the Plan of certain
                                                     participant contributions

  * The Cost of Asset represents the participant contributions remitted to the Plan on November 20, 2002 and November 21, 2002 for
the months of September 2002, October 2002, and November 2002.

** The current value of the asset represents the Cost of Asset plus interest owed by the Company to the Plan for the period of the
Company's use of the participant contributions.  These interest amounts were paid to the Plan in December 2002, and as such, the current value includes interest incurred until that date.

                                                                F-12